Exhibit 99.1

PerkinElmer, Inc. 940 Winter Street Waltham, MA 02451 USA	Phone 781.663.6900 Fax 781.663.6052 www.perkinelmer.com

February 1, 2012

PerkinElmer Elects Peter Barrett to its Board of Directors

WALTHAM, Mass. – PerkinElmer, Inc. (NYSE: PKI), a global leader focused on improving the health and safety of people and the environment, today announced that Peter Barrett, a partner at Atlas Venture, an early stage life sciences venture capital fund, has been elected to the Company’s Board of Directors, in anticipation of a current Board member reaching retirement age.

“We are very excited to have Peter joining our Board,” said Robert F. Friel, Chairman and Chief Executive Officer of PerkinElmer, Inc. “Peter brings decades of deep industry experience and knowledge of life sciences and analytical instrumentation, gained in his international leadership positions, as well as from his expertise as a leading investor in scientific enterprises.”

Prior to joining Atlas Venture in 2002 where he is focused on developing new life science technologies, Barrett was a co-founder, Executive Vice President and Chief Business Officer of Celera Genomics. Previously, Barrett held senior management positions at the former Perkin-Elmer Corporation throughout the 1980s and 1990s, where he expanded the Company’s business presence in key segments and geographies.

Peter received his Bachelor of Science in Chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and his Ph.D. in Analytical Chemistry from Northeastern University.

About PerkinElmer, Inc.

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The Company reported revenue of approximately $1.7 billion in 2010, has about 7,000 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

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Media Contacts:

Mario Fante

Corporate Public Relations Manager

PerkinElmer, Inc.

Phone: (781) 663-5602

Email: mario.fante@perkinelmer.com

Amanda L. Connolly

Edelman (on behalf of PerkinElmer, Inc.)

Direct: (404) 832-6785

Email: amanda.connolly@edelman.com